Exhibit 99.1

FOR IMMEDIATE RELEASE

Fortress Value Acquisition Corp. IV Announces Pricing of

$600 Million Initial Public Offering

NEW YORK, NY, March 15, 2021 – Fortress Value Acquisition Corp. IV (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 60,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “FVIV.U” beginning March 16, 2021. Each unit consists of one share of the Company’s Class A common stock and one-eighth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the New York Stock Exchange under the symbols “FVIV” and “FVIV WS,” respectively.

Deutsche Bank Securities Inc., BofA Securities, Inc. and PJT Partners LP are serving as the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 9,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com or BofA Securities, Inc., Attention: Prospectus Department, C1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (“SEC”) on March 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Gordon E. Runté

Managing Director

Fortress Investment Group LLC

212-798-6082